Exhibit 99.1



Cox Technologies, Inc. Announces Final Liquidating Cash Distribution to Shareholders of $0.0271 per Share

BELMONT, NC--(BUSINESS WIRE)--April 14, 2005--Cox Technologies, Inc.
(COXT.OB) announced today that its board of directors has approved a final cash distribution to its shareholders out of the proceeds of the sale of substantially all of its assets to Sensitech Inc. The company will make the final distribution to each shareholder of record as of the cessation of trading in its common stock on January 17, 2005 of $0.0271 for each share of Cox Technologies common stock held as of such date. Cox Technologies will initiate the distribution immediately.

Forward Looking Statements. This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the proposed liquidating distribution and future liquidating distributions are forward looking statements within the meaning of the Safe Harbor. These statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially from those described herein include, without limitation the following" our board of directors could elect to postpone the announced liquidating distribution for any reason; the precise nature, amount and timing of any distributions to shareholders will depend on and could be delayed by, among other things, claim settlements with creditors or other third parties, and unexpected or greater than expected expenses; our shareholders could be liable to our creditors up to the amount of any liquidating distributions received in the event we fail to create an adequate contingency reserve to satisfy all creditors' claims against us. In addition to the other factors mentioned in this press release, we urge you to consider the risk factors and other information contained in our Proxy Statement dated March 15, 2004. We undertake no obligation to release publicly any revisions to any forward looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Cox Technologies

On April 16, 2004, Cox Technologies sold substantially all of its assets to Sensitech, Inc. for cash and is currently engaged in the process of orderly liquidation of its remaining assets, the winding up of its business and operations, and the dissolution of the Company.